EXHIBIT 99.1

                           Orion Power Holdings, Inc.
                            Seven East Redwood Street
                               Baltimore, MD 21202

April 1, 2002

United States Securities and Exchange Commission
450 5th Street NW
Washington, DC 20549

Re: Annual Report on Form 10-K for the Year Ended December 31, 2001; Confirmation of Receipt of Assurances from Arthur Andersen LLP

Ladies and Gentlemen:

     Orion Power Holdings, Inc. engages Arthur Andersen LLP ("Andersen") as its independent public accountants. Andersen completed its audit work on our financial statements for the year ended December 31, 2001 on February 19, 2002, and Andersen's opinion with respect to our financial statements bears that date. However, we did not file our Annual Report on Form 10-K for the year ended December 31, 2001 until after March 14, 2002.

     We are aware of the contents of Release Nos. 33-8070 and 34-45590 and the Addition of Temporary Note 3T to Article 3 of Regulation S-X (the "Temporary Note"). Because the audit of our financial statements was completed prior to March 14, 2002, we are not certain that the Temporary Note applies to Orion Power Holdings. However, in an abundance of caution, we have requested and received from Andersen a letter to the effect that Andersen has represented to Orion Power Holdings that its audit was subject to Andersen's quality control system for the U.S. accounting and auditing practice to provide reasonable assurance that the engagement was conducted in compliance with the professional standards and that there was appropriate continuity of Andersen personnel working on audits, and availability of national office consultation. We do not have foreign affiliates, so the assurance from Andersen as to foreign affiliates is not relevant.

     Based on the foregoing, we respectfully request that the Commission accept Orion Power Holdings' financial statements as audited by Andersen in Orion Power Holdings' Annual Report on Form 10-K for the year ended December 31, 2001.

                                        Respectfully submitted,

                                        /s/ C. Ronald Greenman, Jr.

                                        C. Ronald Greenman, Jr.
                                        Principal Financial Officer